Exhibit 99.1

Contact:	Robert E. Wheaton
President, CEO
Star Buffet, Inc.
(480) 425-0397

FOR IMMEDIATE RELEASE:  Friday, February 23, 2007

STAR BUFFET, INC.’S BOARD AUTHORIZES

ANNUAL CASH DIVIDEND

SCOTTSDALE, AZ – February 23, 2007 – Star Buffet, Inc. (NASDAQ: STRZ) a multi-concept restaurant operator today announced that the Board of Directors, at its February 23, 2007 meeting, authorized payment of the Company’s annual dividend of $0.60 per common share.  This is the fourth consecutive year the Company has paid an annual dividend which this year is payable on June 6, 2007 to shareholders of record on May 8, 2007.

Robert E. Wheaton, President and CEO of Star Buffet, Inc. stated, “This annual dividend reflects an appropriate balance between the Company’s desire to maintain financial flexibility to fund future growth and our willingness to enhance shareholders’ current returns.”

Safe Harbor Statement

Statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, and actual results could vary materially from the descriptions contained herein due to many factors, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, the results of financing efforts, implementation of the Company’s acquisition and strategic alliance strategy, the effect of the Company’s accounting policies and other risks detailed in the Company’s Form 10-K for its fiscal year ended January 30,  2006 and other filings with the Securities and Exchange Commission. Copies of all of the Company’s filings with the SEC are available to the public on the SEC’s web site at http://www.sec.gov. The Company undertakes no obligation to update any forward-looking statements.

About Star Buffet

Star Buffet is a multi-concept restaurant operator.  As of February 23, 2007, Star Buffet, through its subsidiaries, operates 14 franchised HomeTown Buffets, six JB’s Family restaurants, six Whistle Junction restaurants, four BuddyFreddys restaurants, four K-BOB’S Steakhouses, two Holiday House Family restaurants, two Western Sizzlin restaurants, one JJ North’s Country Buffet, one Pecos Diamond Steakhouse and one Casa Bonita Mexican theme restaurant.

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